Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw Chief Financial Officer (626) 583-3512	Steven Canup Investor Relations (626) 583-3775

EAST WEST BANCORP REPORTS 27% INCREASE IN
EARNINGS PER SHARE FOR FOURTH QUARTER OF 2004

Company records eighth consecutive year of record earnings

San Marino, CA - January 27, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation's premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the fourth quarter of 2004. Net income for the fourth quarter equaled a record $22.6 million, a 38% increase from a year ago. Fully diluted earnings per share for the fourth quarter increased 27% to $0.42 from $0.33 in the prior year period. The growth in earnings in the fourth quarter was largely attributable to a significant increase in net interest income resulting from strong loan growth as well as continued operating efficiencies. Fourth quarter 2004 earnings included a net gain on the sale of the Company's two corporate offices that contributed approximately $0.02 per share.

Return on average assets for the fourth quarter was 1.57%, while return on average equity for the quarter was 18.13%. The effective tax rate for the quarter equaled 36.7% compared to 33.2% for the fourth quarter of 2003. Pretax income for the fourth quarter of 2004 totaled $35.8 million, a 46% increase over the year ago figure.

For the full year 2004, net income increased by 32% to $78.0 million. Fully diluted earnings per share for the year increased 25% to $1.49 from $1.19 in 2003. This marks the eighth consecutive year in which the Company has reported record full year earnings per share. Return on average assets for the year equaled 1.57% while return on average equity equaled 17.86%.

Fourth quarter highlights include:

  Gross loans increased 57% over prior year to a record $5.1 billion;
  Total deposits were $4.5 billion, a 37% increase over prior year;
  Fourth quarter net interest margin equaled 4.34%;
  Cost of deposits for the quarter of 1.15%;
  Efficiency ratio of 36.39%;
  Total nonperforming assets were 0.09% of total assets

Dominic Ng, Chairman, President and CEO of East West commented, "We have worked diligently to balance both long term strategy with short term financial performance and believe that 2004 demonstrates our success. We delivered our eighth consecutive year of record earnings, while maintaining exceptional asset quality and loss ratios. In addition, we continued to make prudent investments in our operations, including the addition of seasoned, skilled lending officers and additional back office support staff, in order to properly manage our current portfolio and support future growth. We are glad to end 2004 with not only the highest level of income, but also the strongest balance sheet and capital in our history."

Management Guidance

The Company reaffirmed its guidance for 2005. Management estimates that fully diluted earnings per share for the full year 2005 will range from $1.76 to $1.78. The EPS guidance is based on the following assumptions:

  Annual loan growth of 18% to 20%
  Annual deposit growth of 15% to 17%
  Annual increase in noninterest expense of 19% to 23%
  Operating efficiency ratio between 36% and 38%
  An effective tax rate between 38% and 39%
  A stable interest rate environment and a net interest margin between 4.35% and 4.40%

Mr. Ng commented on the Bank's outlook for 2005, "Our initial outlook for 2005 calls for an approximately 20% growth in EPS, driven primarily by our continued market share gains in our lending and deposit activities. We anticipate that our loan growth will moderate from the robust pace of 2004 to a more sustainable long-term level. We will also have a keen focus on the generation of core deposits this year, achieving more of an equilibrium between loan and deposit growth. Assuming a flat interest rate environment, we believe that a relatively balanced loan and deposit growth rate will result in modest growth in the net interest margin. "

Balance Sheet Summary

At December 31, 2004, total assets were a record $6.0 billion, 49% above total assets of $4.1 billion at December 31, 2003. The growth in assets was primarily attributable to the growth of the loan portfolio. Gross loans at December 31, 2004 were $5.1 billion, an increase of 57% over $3.3 billion at December 31, 2003. Organic loan growth for the year, which excludes the impact of the Trust Bank acquisition, equaled $1.7 billion, or 52%.

During the fourth quarter of 2004, the commercial real estate, multifamily, residential real estate, and construction segments contributed the largest dollar volume to the growth of the loan portfolio, although all segments increased at a double-digit annualized rate. Based on the current loan pipeline and anticipated growth in the portfolio, management expects that the composition of the loan portfolio for 2005 will be similar to that in 2004. Management believes that the underwriting characteristics of its real estate loans provide the most attractive risk profile in the current market and believes that real estate loans will continue to account for the majority of loan growth in 2005.

Average earning assets for the fourth quarter were $5.5 billion, 49% higher than for the fourth quarter of 2003. The growth in average earning assets was primarily driven by a 58% increase in average loans to $4.9 billion. The yield on average earning assets for the quarter was 5.63%, an increase from the 5.25% in the year ago quarter. The increase in yield on average assets is attributable to recent increases in interest rates by the Federal Reserve, as well as loans comprising a larger percentage of average earning assets in 2004.

Total deposits at December 31, 2004 were $4.5 billion, a 37% increase over total deposits of $3.3 billion at December 31, 2003. Organic deposit growth for 2004, which excludes the acquisition of Trust Bank, totaled $1.0 billion, or 31%. Core deposits at December 31, 2004 totaled $2.3 billion, an increase of 27% over $1.8 billion at December 31, 2003, with organic core deposits for the year increasing 24%. Average deposits for the fourth quarter totaled $4.3 billion, 34% above the figure for the prior year period, while average core deposits were $2.2 billion, 28% greater than a year ago.

The growth in average deposits was primarily driven by strong increases in time deposits, money market deposits, and noninterest bearing demand deposits and time deposits. Core deposit growth was driven primarily by the Bank's efforts to expand its small- and mid-sized commercial customer base.

The average cost of deposits for the fourth quarter increased to 1.15% from 0.84% for the fourth quarter of 2003. The cost of funds for the fourth quarter equaled 1.35%, compared to 0.95% for the prior year period. The increase in the cost of deposits for the year-over-year period is primarily attributable to higher market interest rates on selected deposit categories. The increase in the cost of funds resulted primarily from the higher cost for deposits and FHLB advances. Management anticipates moderate increases in rates paid in selected deposit categories in 2005. In response, the Bank has initiated deposit gathering programs, with a focus on small- to mid-sized commercial customers, in order to increase the balance of core deposits and to moderate increasing deposit rates.

Operating Results

Net interest income for the fourth quarter climbed 49% to a record $59.3 million, representing a net interest margin of 4.34%, compared to 4.34% a year ago and 4.24% in the previous quarter. The sequential quarter increase in net interest margin is attributable to the impact of the increases in market interest rates during the quarter, as well as the continued growth in the loan portfolio.

East West provided $5.0 million for loan losses during the fourth quarter, compared to $2.3 million in the year ago quarter. The increased provision reflects the strong rate of growth in loans, offset by the sustained low levels of nonperforming assets. Given the current trends in the loan portfolio and origination activities, management believes that the provision for loan losses should remain consistent with the fourth quarter level for the foreseeable future.

Noninterest income for the fourth quarter totaled $8.7 million, 3% higher than the year ago level. Core noninterest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, declined to $5.6 million from $7.9 million in the prior year period.

The decline in core noninterest income is primarily attributable to three factors:

  A $1.2 million decline in income from secondary marketing activities due to a customer shift to variable rate and hybrid mortgages that the Bank retains in its portfolio.
  A $385,000 decline in loan fees, primarily related to timing of recognition of selected loan fees.
  Approximately $200,000 of the decline in other income is due to the expiration of certain operating leases that generated noninterest income for the Bank and the loss of rental income from the earlier sale of the bank's Torrance branch building.

Total noninterest expense for the fourth quarter was $27.2 million, 27% above a year ago. Cash operating expenses, which exclude the amortization of intangibles and investments in affordable housing partnerships, totaled $24.7 million for the quarter, a 30% increase over the prior year period. The increase in noninterest expense over the prior year period is primarily due to higher compensation related to the addition of the Trust Bank staff and the expansion of the Company's lending officers. In addition, total expense levels were also impacted by higher occupancy expenses due to the addition of new branches and offices, and higher other expenses, which can be attributed to overall deposit and loan growth. An increase in expenses of approximately $1.1 million during the quarter was related to both additional advertising costs and Sarbanes Oxley compliance activities. Management anticipates that based on the expected growth of the bank in 2005, operating expenses should increase by 19% to 23%.

East West generated a 36.39% operating efficiency ratio for the fourth quarter of 2004, compared to 39.42% a year ago. The year-over-year improvement in efficiency ratio is attributable to increased efficiencies in the Bank's operating platform and the significant growth in net interest income. Management anticipates an efficiency ratio for 2005 in the 36% to 38% range.

The effective tax rate for the fourth quarter was 36.7% compared to 33.2% a year ago. Management expects an effective tax rate for 2005 of between 38% and 39%.

Asset Quality

Total nonperforming assets were $5.2 million, or 0.09% of total assets at December 31, 2004, which compares with $6.6 million, or 0.16% of total assets, at December 31, 2003. The nonperforming asset ratio increased slightly from the record low experienced in the third quarter of 2004, but remained well within management's targeted level of risk. Nonaccrual loans at December 31, 2004 were $4.9 million, or 0.10% of total loans, compared to $5.3 million, or 0.16% of total loans, a year ago.

Net chargeoffs for the quarter totaled $837,000, or an annualized 0.07% of average loans, compared to net chargeoffs of $142,000, or an annualized 0.02% of average loans, for the fourth quarter of 2003.

Management believes that the overall level of asset quality remains sound and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% in 2005.

The allowance for loan losses at December 31, 2004 was $50.9 million, or 0.99% of total loans and 1,033% of nonaccrual loans, compared to $39.2 million, or 1.20% of total loans and 739% of nonaccrual loans at December 31, 2003.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.83%, a total risk-based capital ratio of 10.93% and a Tier I leverage ratio of 9.08%. Total stockholders' equity as of December 31, 2004 was $514.3 million, representing a book value per share of $9.80. East West did not repurchase any shares during the quarter.

About East West

East West Bancorp is a publicly owned company, with $6.0 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol "EWBC". The company's wholly owned subsidiary, East West Bank, is the one of the largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 43 branches throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp's Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC's ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state's Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank's expectations of results or any change in events.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

                                                                          December 31,
                                                                      2004           2003      % Change
                                                                  -------------  ------------- ---------
Assets
Cash and cash equivalents                                        $      93,075  $     141,589       (34)
Investment securities                                                  534,552        445,736        20
Loans (net of allowance for loan losses of $50,884 and $39,246)      5,080,454      3,234,133        57
Premiums on deposits acquired, net                                       7,723          7,565         2
Goodwill                                                                43,702         28,710        52
Other assets                                                           269,374        197,700        36
   Total assets                                                  $   6,028,880  $   4,055,433        49

Liabilities and Stockholders' Equity
Deposits                                                         $   4,522,517  $   3,312,667        37
Short-term borrowings                                                       --         12,000      (100)
FHLB advances                                                          860,803        281,300       206
Accrued expenses and other liabilities                                  62,757         53,589        17
Notes payable                                                           11,018          2,192       403
Junior subordinated debt                                                57,476         31,702        81
   Total liabilities                                                 5,514,571      3,693,450        49
Stockholders' equity                                                   514,309        361,983        42
   Total liabilities and stockholders' equity                    $   6,028,880  $   4,055,433        49
Book value per share (1)                                         $        9.80  $        7.41        32
Number of shares at period end (1)                                      52,501         48,857         7

Ending Balances
                                                                          December 31,
                                                                      2004           2003      % Change
                                                                  -------------  ------------- ---------
Loans
Residential first mortgage                                       $     327,554  $     146,686       123
Real estate - multifamily                                            1,121,107        809,311        39
Real estate - commercial                                             2,556,827      1,558,594        64
Real estate - construction                                             348,501        179,544        94
Commercial                                                             438,537        311,133        41
Trade finance                                                          155,809        120,809        29
Consumer                                                               185,159        147,150        26
   Total gross loans                                             $   5,133,494  $   3,273,227        57
Unearned fees, premiums and discounts                                   (2,156)           152    (1,518)
Allowance for loan losses                                              (50,884)       (39,246)       30
      Net loans                                                  $   5,080,454  $   3,234,133        57

Deposits
Noninterest-bearing demand                                       $   1,097,851  $     922,946        19
Interest-bearing checking                                              334,747        276,390        21
Money market                                                           507,949        289,217        76
Savings                                                                340,399        301,154        13
   Total core deposits                                               2,280,946      1,789,707        27
Time deposits                                                        2,241,571      1,522,960        47
      Total deposits                                             $   4,522,517  $   3,312,667        37

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(Dollars in thousands)

                                               For the three months ended December 31,
                                               -------------------------------------
                                                   2004          2003      % Change
                                               ------------  ------------ ----------
Interest and dividend income
   Loans receivable, including fees           $     72,490  $     43,682         66
   Investment securities available for sale          3,806         4,130         (8)
   FHLB and FRB stock                                  435           160        172
   Short-term investments                               32           219        (85)
    Total interest and dividend income              76,763        48,191         59
Interest expense
   Customer deposits                               (12,346)       (6,740)        83
   FHLB advances                                    (4,207)       (1,037)       306
   Junior subordinated debt                           (929)         (583)        59
   Short-term borrowings                               (30)          (21)        43
    Total interest expense                         (17,512)       (8,381)       109
Net interest income                                 59,251        39,810         49
Provision for loan losses                           (5,000)       (2,300)       117
Net interest income after
   provision for loan losses                        54,251        37,510         45
Noninterest income                                   8,733         8,503          3
Noninterest expense                                (27,212)      (21,463)        27
Income before taxes                                 35,772        24,550         46
Income taxes                                       (13,123)       (8,143)        61
Net income                                    $     22,649  $     16,407         38
Net income per share, basic (1)               $       0.43  $       0.34         26
Net income per share, diluted (1)             $       0.42  $       0.33         27
Shares used to compute
   per share net income:
    - Basic (1)                                     52,204        48,592          7
    - Diluted (1)                                   53,934        50,186          7

                                                  For the year ended December 31,
                                               -------------------------------------
                                                   2004          2003      % Change
                                               ------------  ------------ ----------
Interest and dividend income
   Loans receivable, including fees           $    235,385  $    159,910         47
   Investment securities available for sale         14,597        16,309        (10)
   FHLB and FRB stock                                1,449           494        193
   Short-term investments                              639         1,830        (65)
    Total interest and dividend income             252,070       178,543         41
Interest expense
   Customer deposits                               (37,896)      (29,946)        27
   FHLB advances                                   (11,801)       (2,959)       299
   Junior subordinated debt                         (3,139)       (2,280)        38
   Short-term borrowings                               (61)          (47)        30
    Total interest expense                         (52,897)      (35,232)        50
Net interest income                                199,173       143,311         39
Provision for loan losses                          (16,750)       (8,800)        90
Net interest income after
   provision for loan losses                       182,423       134,511         36
Noninterest income                                  31,826        32,766         (3)
Noninterest expense                                (92,916)      (77,617)        20
Income before taxes                                121,333        89,660         35
Income taxes                                       (43,311)      (30,668)        41
Net income                                    $     78,022  $     58,992         32
Net income per share, basic (1)               $       1.54  $       1.23         25
Net income per share, diluted (1)             $       1.49  $       1.19         25
Shares used to compute
   per share net income:
    - Basic (1)                                     50,654        48,112          5
    - Diluted (1)                                   52,297        49,486          6

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004.

SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

Average Balances
                                                For the three months ended December 31,
                                                -------------------------------------
                                                    2004          2003      % Change
                                                ------------  ------------ ----------
Loans
    Residential first mortgage                 $    295,410  $    196,334         50
    Real estate - multifamily                     1,093,519       769,202         42
    Real estate - commercial                      2,466,120     1,432,746         72
    Real estate - construction                      335,737       178,248         88
    Commercial                                      414,518       298,681         39
    Trade finance                                   147,095       120,774         22
    Consumer                                        181,957       135,282         35
       Total loans                                4,934,356     3,131,267         58
Investment securities                               467,206       449,670          4
Earning assets                                    5,457,480     3,670,280         49
Total assets                                      5,760,006     3,918,881         47

Deposits
    Noninterest-bearing demand                    1,024,010       851,301         20
    Interest-bearing checking                       317,694       288,389         10
    Money market                                    519,695       272,094         91
    Savings                                         341,554       310,075         10
       Total core deposits                        2,202,953     1,721,859         28
    Time deposits                                 2,077,100     1,477,807         41
         Total deposits                           4,280,053     3,199,666         34
Interest-bearing liabilities                      4,165,070     2,660,143         57
Stockholders' equity                                499,701       349,685         43

                                                   For the year ended December 31,
                                                -------------------------------------
                                                    2004          2003      % Change
                                                ------------  ------------ ----------
Loans
    Residential first mortgage                 $    217,055  $    156,217         39
    Real estate - multifamily                       954,020       709,220         35
    Real estate - commercial                      2,072,179     1,200,946         73
    Real estate - construction                      267,432       177,006         51
    Commercial                                      362,930       276,204         31
    Trade finance                                   131,236       111,439         18
    Consumer                                        165,672       123,588         34
       Total loans                                4,170,524     2,754,620         51
Investment securities                               440,456       457,234         (4)
Earning assets                                    4,701,530     3,362,864         40
Total assets                                      4,980,027     3,600,465         38

Deposits
    Noninterest-bearing demand                      950,890       796,800         19
    Interest-bearing checking                       291,761       267,981          9
    Money market                                    416,548       224,951         85
    Savings                                         322,511       290,251         11
       Total core deposits                        1,981,710     1,579,983         25
    Time deposits                                 1,798,397     1,476,099         22
         Total deposits                           3,780,107     3,056,082         24
Interest-bearing liabilities                      3,520,631     2,430,309         45
Stockholders' equity                                436,735       325,645         34

SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

                                              For the Three months ended        For the Year ended
                                                      December 31,                 December 31,
                                              ---------------------------  -----------------------------
                                                2004      2003   % Change    2004       2003    % Change
                                              --------  -------- --------  ---------  --------- --------
Selected Ratios
For The Period
    Return on average assets                     1.57%     1.67%      (6)      1.57%      1.64%      (4)
    Return on average equity                    18.13%    18.77%      (3)     17.86%     18.12%      (1)
    Interest rate spread                         3.95%     3.99%      (1)      3.86%      3.86%      --
    Net interest margin                          4.34%     4.34%      --       4.24%      4.26%      --
    Yield on earning assets                      5.63%     5.25%       7       5.36%      5.31%       1
    Cost of deposits                             1.15%     0.84%      37       1.00%      0.98%       2
    Cost of funds                                1.35%     0.95%      42       1.18%      1.09%       8
    Noninterest expense/average assets (2)       1.72%     1.94%     (11)      1.67%      1.92%     (13)
    Efficiency ratio (2)                        36.39%    39.42%      (8)     36.05%     39.16%      (8)
    Net chargeoffs to average loans
        (annualized)                             0.07%     0.02%     250       0.12%      0.06%     100

Period End
    Tier 1 risk-based capital ratio                                            9.83%      9.66%       2
    Total risk-based capital ratio                                            10.93%     10.87%       1
    Tier 1 leverage ratio                                                      9.08%      9.13%      (1)
    Nonperforming assets to total assets                                       0.09%      0.16%     (44)
    Nonaccrual loans to total loans                                            0.10%      0.16%     (38)
    Allowance for loan losses to total loans                                   0.99%      1.20%     (18)
    Allowance for loan losses to nonaccrual
        loans                                                               1033.99%    738.96%      40

                                              For the Three months ended        For the Year ended
                                                      December 31,                 December 31,
                                              ---------------------------  -----------------------------
                                                2004      2003   % Change    2004       2003    % Change
                                              --------  -------- --------  ---------  --------- --------
Noninterest income:
    Loan fees                                $    783  $  1,168      (33) $   4,751  $   4,163       14
    Branch fees                                 1,660     1,824       (9)     6,987      7,232       (3)
    Letters of credit fees and commissions      2,008     2,002       --      7,979      7,123       12
    Gain (loss) on sale of fixed assets         2,099       (14)   15,094     3,030       (167)   1,914
    Gain on sale of loans                         296        47      530        569        401       42
    Gain on securities                            781       566       38      2,262      1,951       16
    Income from secondary market                                                                    (82)
        activities                                130     1,365      (90)       998      5,657
    Other                                         976     1,545      (37)     5,250      6,406      (18)
       Total                                 $  8,733  $  8,503        3  $  31,826  $  32,766       (3)

Noninterest expense:
    Compensation and other employee
        benefits                             $ 11,443  $  8,265       38  $  39,136  $  31,844       23
    Net occupancy of premises                   3,464     2,845       22     12,158     10,314       18
    Deposit insurance premiums
       and regulatory assessments                 230       172       34        802        722       11
    Data processing                               588       547        7      2,122      1,868       14
    Amortization of positive intangibles          603       519       16      2,215      1,989       11
    Amortization of investments in
        affordable housing partnerships         1,868     1,901       (2)     7,427      6,677       11
    Other                                       9,016     7,214       25     29,056     24,203       20
       Total                                 $ 27,212  $ 21,463       27  $  92,916  $  77,617       20

(2) Excludes the amortization of intangibles and investments in affordable housing partnerships.